Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Strong Q2 Results

New York, NY, August 4, 2004 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its second quarter and six months ended June 30, 2004.

Second Quarter and Six Month Financial Highlights

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Revenue for the second quarter increased 20% to $28.4 million, versus $23.7 million in the second quarter of 2003.  Revenue for the six months ended June 30, 2004 increased 24% to $56.4 million, versus $45.4 million recorded in the first half of 2003.

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In the 2004 second quarter, the Company reported net income attributed to common shareholders of $438,000, or $0.02 per share, as compared to net income of $299,000, or $0.01 per share, in the 2003 second quarter.  For the first six months of 2004, the Company lost ($268,000), or ($0.01) per share, as compared to a net loss of ($904,000), or ($0.03) per share, in the same period last year.

“This was another solid quarter for us,” said John Katzman, Chief Executive Officer of The Princeton Review.  “All three divisions’ revenues are up from last year and bookings in K-12 and the Test Prep divisions are tracking at a nice pace.  Test Prep had especially strong growth in SAT enrollments.  We feel very confident we can sustain this sort of growth into the foreseeable future.”

Test Prep

Test Prep turned in another great quarter with revenue up 10% and student starts up 12% over Q2 2003.  Not surprisingly, growth was led by the New SAT, our course developed to meet the demands of the new SAT test scheduled for early 2005.  SAT retail enrollments – in courses, tutoring, and distance learning – is growing at its highest rate in over 10 years. The division also recently launched its new, Hyperlearning LSAT course, which has generated a positive initial response from students.  This revamped course, along with continued strength in SAT and MCAT, should continue to drive up retail course enrollments as the year progresses.  Tutoring, distance learning and institutional sales, which include Supplemental Educational Services (SES) programs, also performed exceedingly well this quarter and provide a solid platform for continued growth.

K-12 Services

K-12 Services revenue continued its rapid growth this quarter.  Compared to second quarter 2003, revenue increased 50% to $7.7 million.  An even stronger indicator of the division’s unique ability to produce better academic outcomes for K-12 districts, total bookings and average bookings per customer for the 12 months ended June 30, 2004 both doubled over the same period the prior year.  This division is now working with most of the larger urban school districts in the country and expanding those relationships as it continues to earn their trust.  Its extensive sales pipeline and outstanding RFP’s presents a strong base of potential business for the remainder of 2004.

Admissions Services

Revenue for Admissions Services increased 22% this quarter compared to the comparable quarter in 2003, and the division successfully renewed approximately 90% of its clients.  While promising opportunities exist at the district, university, and state level, this division continues to grow below the Company’s expectations.

Business Outlook

For the third quarter of 2004, the Company expects revenue in the range of $38 million to $40 million and EPS in the range of $0.15 to $0.17.  Due to lowered expectations for Admissions Services, the Company now expects 2004 full-year revenue in the range of $128 million to $131 million and EPS in the range of $0.25 to $0.28.

The Princeton Review will review its second quarter 2004 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5519 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 271529, through August 11, 2004.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in The Princeton Review’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003*	2004	2003*

	(Unaudited)		(Unaudited)
Revenue
Test Preparation Services	$18,163	$16,448	$36,993	$32,478
K-12 Services	7,697	5,124	13,980	8,114
Admissions Services	2,587	2,123	5,421	4,797

Total revenue	28,447	23,695	56,394	45,389

Cost of revenue
Test Preparation Services	5,313	5,279	11,133	9,570
K-12 Services	3,005	1,444	6,669	2,656
Admissions Services	557	470	1,153	1,378

Total cost of revenue	8,875	7,193	18,955	13,604

Gross profit	19,572	16,502	37,439	31,785

Operating expenses	18,600	15,821	37,603	33,081

Income (loss) from operations	972	681	(164)	(1,296)

Interest expense	(121)	(215)	(236)	(359)
Other income	(24)	49	10	96

Income (loss) before (provision) benefit for income taxes	827	515	(390)	(1,559)
(Provision) benefit for income taxes	(352)	(216)	159	655

Net income (loss)	475	299	(231)	(904)
Dividends on Series B-1 preferred stock	(37)	—	(37)	—

Net income (loss) attributed to common stockholders	438	299	(268)	(904)
Basic income (loss) per share	$0.02	$0.01	$(0.01)	$(0.03)

Diluted income (loss) per share	$0.02	$0.01	$(0.01)	$(0.03)

Weighted average shares used in computing net income (loss) per share
Basic	27,430	27,282	27,419	27,277

Diluted	28,014	27,425	27,419	27,277

Balance Sheet Data

	June 30, 2004	December 31, 2003

	(unaudited)
Cash and cash equivalents	$20,140	$13,937
Total assets	131,591	121,697
Long term debt	5,228	5,710
Stockholders' equity	84,925	84,467

*  Restated to conform to current year presentation